Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports third quarter 2022 results including a 35% increase in diluted EPS, highest quarterly home closing revenue and record SG&A leverage of 8.1%

SCOTTSDALE, Ariz., October 26, 2022 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported third quarter results for the period ended September 30, 2022.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Chg	2022	2021	% Chg
Homes closed (units)	3,487	3,112	12%	9,566	9,275	3%
Home closing revenue	$1,569,032	$1,251,435	25%	$4,223,435	$3,596,060	17%
Average sales price - closings	$450	$402	12%	$442	$388	14%
Home orders (units)	2,310	3,441	(33)%	9,951	10,441	(5)%
Home order value	$974,314	$1,488,951	(35)%	$4,551,894	$4,337,753	5%
Average sales price - orders	$422	$433	(3)%	$457	$415	10%
Ending backlog (units)				6,064	5,838	4%
Ending backlog value				$2,826,759	$2,555,405	11%
Average sales price - backlog				$466	$438	6%
Earnings before income taxes	$329,491	$261,709	26%	$947,069	$643,337	47%
Net earnings	$262,489	$200,752	31%	$729,827	$499,984	46%
Diluted EPS	$7.10	$5.25	35%	$19.65	$13.06	50%

MANAGEMENT COMMENTS
“Despite a rapidly evolving housing market challenged by interest rate hikes, supply chain issues, Hurricane Ian and market uncertainty, in the third quarter of 2022, Meritage achieved its highest quarterly home closing revenue and record quarterly diluted earnings per share,” said Steven J. Hilton, executive chairman of Meritage Homes.

“Our closings of 3,487 homes this quarter were 12% greater than prior year,” added Phillippe Lord, chief executive officer of Meritage Homes. “Our third quarter 2022 home closing revenue of $1.6 billion combined with our home closing gross margin of 28.7%, our lowest SG&A leverage of 8.1% and an energy tax credit catch-up of $13.1 million, led to a 35% year-over-year increase in our diluted EPS from $5.25 to $7.10 this quarter.”

“However, sales orders fell sharply during the quarter. The third quarter 2022 sales orders of 2,310 homes were 33% lower than prior year primarily due to elevated cancellations. The cancellation rate was 30% this quarter. Gross sales orders declined 14% year-over-year, confirming that underlying home demand is stronger than the net numbers convey. Our third quarter 2022 average absorption pace was 2.7 per month, which was down from 5.0 per month in the third quarter of 2021. We expect sales orders will remain weaker until mortgage interest rates stabilize, we complete more move-in ready inventory and close out of our mature backlog. In each market, we are working to find the right combination of price adjustments and incentives to get back to our target absorption pace of 3-4 net sales per month,” Mr. Lord continued.

“We believe the continuation of the rapidly increasing mortgage interest rates, expectations of further significant increases to come, inflation and uncertainty in the economy are temporarily outweighing the positive impact of favorable demographics and the low supply of new and resale housing inventory on demand,” said Mr. Lord. "The market deterioration we experienced at the end of the second quarter deepened throughout the third quarter. Our various discounting and incentive initiatives are helping to attract and retain customers, but we are seeing some homebuyers hold off on their purchase decisions due to uncertain market conditions."

“Building materials and labor shortages are still delaying a return to normal cycle times, but we are confident that our pre-started inventory strategy executed by our exceptional team will ensure that we close timely on our current backlog while offering move-in ready homes for our future homebuyers," remarked Mr. Lord. "We remain committed to growing Meritage's market share and maximizing shareholder return in this evolving market.”

“Although Meritage's community count grew 17% year-over-year, the 275 active communities at September 30, 2022 were 9% lower sequentially compared to June 30, 2022. In response to weakening demand, we added only approximately 1,800 new lots under control, while we reassessed our land positions and successfully reduced our lot supply since the beginning of this year. We terminated options on our lowest performing land deals, which totaled roughly 5,200 lots with a corresponding $8.8 million walk-away charge this quarter. We spent $380 million on land acquisition and development this quarter and at September 30, 2022, lot supply totaled approximately 66,000,” said Mr. Lord. “We feel confident we have ample liquidity and a healthy balance sheet to manage through this changing environment. We had nothing drawn under our credit facility and our net debt-to-capital was 18.9% at September 30, 2022.”

Mr. Lord concluded, “We continue to monitor and evaluate shifting market conditions. We are projecting 4,300-4,700 home closings for the fourth quarter of 2022, which we anticipate will generate quarterly home closing revenue of $1.85-2.10 billion. Home closing gross margin is projected to be around 25%, reflecting the increased incentives we have been offering the last couple of quarters. With a projected effective tax rate of 23.5%, we expect diluted EPS to be in the range of $6.50-7.40 for the fourth quarter of 2022.”

THIRD QUARTER RESULTS
•Total sales orders of 2,310 homes for the third quarter of 2022 were 33% lower than prior year despite a 25% year-over-year increase in average community count. The average absorption pace decreased 46% to 2.7 per month from 5.0 in the prior year primarily due to our elevated cancellation rate of 30% this quarter. Gross sales orders of 3,291 homes declined 14% compared to the third quarter of 2021. Entry-level represented 88% of third quarter 2022 orders, compared to 84% in the prior year. Average sales price ("ASP") on orders decreased 3% year-over-year to $422,000 in the third quarter of 2022 and decreased 12% sequentially from $480,000 in the second quarter of 2022.
•The 25% year-over-year increase in home closing revenue to $1.6 billion for the third quarter of 2022 was due to 12% greater home closing volume and 12% higher ASPs on closings compared to prior year.
•The 100 bps deterioration in third quarter 2022 home closing gross margin to 28.7% from 29.7% a year ago mainly resulted from greater incentives, $8.8 million in write-offs related to the lot option deposits and diligence costs from terminated land deals and higher direct costs. In the third quarter of 2021, the write-offs for terminated land deals totaled $0.9 million.
•Selling, general and administrative expenses ("SG&A") were 8.1% of third quarter 2022 home closing revenue, a 120 bps improvement over 9.3% in the prior year resulting from greater leverage of fixed expenses on higher home closing revenue as well as lower commissions expense as a percentage of home closing revenue.
•The third quarter effective income tax rate was 20.3% in 2022 compared to 23.3% in 2021. The 2022 rate reflected earned eligible energy tax credits on qualifying homes we delivered in the first nine months of 2022, as the Inflation Reduction Act ("IRA") enacted in August 2022 retroactively extended the Internal Revenue Code §45L new energy-efficient homes credit. The 2021 rate similarly benefited from the Taxpayer Certainty and Disaster Tax Relief Act passed in December 2019 ("2019 Act").
•Net earnings were $262.5 million ($7.10 per diluted share) for the third quarter of 2022, a 31% increase over $200.8 million ($5.25 per diluted share) for the third quarter of 2021. Strong earnings growth reflected pricing power, improved overhead leverage and a catch-up of tax credits, which combined with a lower outstanding share count in the current quarter, led to a 35% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS
•Total sales orders of 9,951 homes for the first nine months of 2022 decreased 5% over prior year despite a 29% year-over-year increase in average community count. The year to date September 2022 average absorption pace declined 26% due to elevated cancellations.
•Home closing revenue increased 17% for the first nine months of 2022 to $4.2 billion due to 14% higher ASPs on closings given the favorable pricing environment and 3% greater home closing volume.
•The 270 bps improvement for home closing gross margin in the first nine months of 2022 to 30.1% from 27.4% was primarily due to higher ASPs on closings resulting from favorable pricing and better leveraging of fixed costs on greater home closing revenue. The year to date 2022 home closing gross margin included $11.6 million of write-offs from terminated land deals related to lot option deposits and diligence costs, which compared to $2.1 million in the prior year.
•SG&A as a percentage of home closing revenue improved 110 bps year-over-year to 8.3% from 9.4% in the first nine months of 2021, due to greater leverage of overhead expenses on higher home closing revenue and lower commissions expense as a percentage of home closing revenue.
•In the first nine months of 2021, we recognized a loss on early extinguishment of debt of $18.2 million in connection with the early redemption in April 2021 of our 7.00% senior notes due 2022. There were no such transactions in the first nine months of 2022.
•The effective tax rate for the first nine months of 2022 was 22.9%, compared to 22.3% for the first nine months of 2021. Tax credits earned on qualifying energy-efficient homes we delivered in the first nine months of 2022 resulted from the passage of the IRA while those related to the prior year were under the 2019 Act.
•Net earnings were $729.8 million ($19.65 per diluted share) for the first nine months of 2022, a 46% increase over $500.0 million ($13.06 per diluted share) for the first nine months of 2021, primarily reflecting pricing power, expanded gross margin and greater overhead leverage in 2022, as well as a lower outstanding share count in the first nine months of 2022.

BALANCE SHEET
•Cash and cash equivalents at September 30, 2022 totaled $299.4 million, compared to $618.3 million at December 31, 2021, primarily as a result of investments in real estate. Real estate assets increased from $3.7 billion at December 31, 2021 to $4.7 billion at September 30, 2022.
•A total of approximately 66,000 lots were owned or controlled as of September 30, 2022 compared to approximately 70,000 total lots at September 30, 2021.
•Debt-to-capital and net debt-to-capital ratios were 23.9% and 18.9%, respectively, at September 30, 2022, which compared to 27.6% and 15.1%, respectively, at December 31, 2021.

•The Company repurchased 1,166,040 shares of stock for a total of $109.3 million during the first nine months of 2022. There were no share repurchases during the current quarter. As of September 30, 2022, $244.1 million remained available to repurchase under our authorized share repurchase program.

CONFERENCE CALL
Management will host a conference call to discuss its third quarter results at 8:00 a.m. Pacific Daylight Time (11:00 a.m. Eastern Daylight Time) on Thursday, October 27, 2022. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Daylight Time (2:00 p.m. Eastern Daylight Time) on October 27, 2022 and extending through November 10, 2022, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$1,569,032	$1,251,435	$317,597	25%
Land closing revenue	8,989	8,470	519	6%
Total closing revenue	1,578,021	1,259,905	318,116	25%
Cost of home closings	(1,118,394)	(879,759)	238,635	27%
Cost of land closings	(8,577)	(7,706)	871	11%
Total cost of closings	(1,126,971)	(887,465)	239,506	27%
Home closing gross profit	450,638	371,676	78,962	21%
Land closing gross profit	412	764	(352)	(46)%
Total closing gross profit	451,050	372,440	78,610	21%
Financial Services:
Revenue	6,308	5,208	1,100	21%
Expense	(2,804)	(2,308)	496	21%
Earnings from financial services unconsolidated entities and other, net	1,338	1,324	14	1%
Financial services profit	4,842	4,224	618	15%
Commissions and other sales costs	(77,884)	(68,952)	8,932	13%
General and administrative expenses	(48,443)	(47,192)	1,251	3%
Interest expense	—	(79)	(79)	(100)%
Other (expense)/income, net	(74)	1,268	(1,342)	(106)%
Earnings before income taxes	329,491	261,709	67,782	26%
Provision for income taxes	(67,002)	(60,957)	6,045	10%
Net earnings	$262,489	$200,752	$61,737	31%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$7.18	$5.33	$1.85	35%
Weighted average shares outstanding	36,569	37,647	(1,078)	(3)%
Diluted
Earnings per common share	$7.10	$5.25	$1.85	35%
Weighted average shares outstanding	36,946	38,229	(1,283)	(3)%

	Nine Months Ended September 30,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$4,223,435	$3,596,060	$627,375	17%
Land closing revenue	53,901	25,225	28,676	114%
Total closing revenue	4,277,336	3,621,285	656,051	18%
Cost of home closings	(2,950,409)	(2,612,428)	337,981	13%
Cost of land closings	(42,046)	(24,246)	17,800	73%
Total cost of closings	(2,992,455)	(2,636,674)	355,781	13%
Home closing gross profit	1,273,026	983,632	289,394	29%
Land closing gross profit	11,855	979	10,876	1,111%
Total closing gross profit	1,284,881	984,611	300,270	30%
Financial Services:
Revenue	16,119	15,624	495	3%
Expense	(7,897)	(6,846)	1,051	15%
Earnings from financial services unconsolidated entities and other, net	4,033	3,821	212	6%
Financial services profit	12,255	12,599	(344)	(3)%
Commissions and other sales costs	(212,807)	(210,585)	2,222	1%
General and administrative expenses	(136,370)	(128,297)	8,073	6%
Interest expense	(41)	(246)	(205)	(83)%
Other (expense)/ income, net	(849)	3,443	(4,292)	(125)%
Loss on early extinguishment of debt	—	(18,188)	(18,188)	n/a
Earnings before income taxes	947,069	643,337	303,732	47%
Provision for income taxes	(217,242)	(143,353)	73,889	52%
Net earnings	$729,827	$499,984	$229,843	46%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$19.87	$13.26	$6.61	50%
Weighted average shares outstanding	36,736	37,703	(967)	(3)%
Diluted
Earnings per common share	$19.65	$13.06	$6.59	50%
Weighted average shares outstanding	37,136	38,285	(1,149)	(3)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$299,387	$618,335
Other receivables	193,307	147,548
Real estate (1)	4,726,262	3,734,408
Real estate not owned	—	8,011
Deposits on real estate under option or contract	88,428	90,679
Investments in unconsolidated entities	11,356	5,764
Property and equipment, net	39,437	37,340
Deferred tax asset, net	41,060	40,672
Prepaids, other assets and goodwill	171,853	124,776
Total assets	$5,571,090	$4,807,533
Liabilities:
Accounts payable	$322,227	$216,009
Accrued liabilities	353,512	337,277
Home sale deposits	57,767	42,610
Liabilities related to real estate not owned	—	7,210
Loans payable and other borrowings	12,460	17,552
Senior notes, net	1,143,314	1,142,486
Total liabilities	1,889,280	1,763,144
Stockholders' Equity:
Preferred stock	—	—
Common stock	366	373
Additional paid-in capital	322,442	414,841
Retained earnings	3,359,002	2,629,175
Total stockholders’ equity	3,681,810	3,044,389
Total liabilities and stockholders’ equity	$5,571,090	$4,807,533
(1) Real estate – Allocated costs:
Homes under contract under construction	$1,452,691	$1,039,822
Unsold homes, completed and under construction	986,862	484,999
Model homes	87,550	81,049
Finished home sites and home sites under development	2,199,159	2,128,538
Total real estate	$4,726,262	$3,734,408

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Depreciation and amortization	$5,822	$6,478	$17,545	$19,892
Non-cash charges	$8,791	$877	$11,608	$2,092

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$61,459	$56,710	$56,253	$58,940
Interest incurred	15,179	15,212	45,563	47,625
Interest expensed	—	(79)	(41)	(246)
Interest amortized to cost of home and land closings	(14,548)	(14,550)	(39,685)	(49,026)
Capitalized interest, end of period	$62,090	$57,293	$62,090	$57,293

	September 30, 2022	December 31, 2021
Senior notes, net, loans payable and other borrowings	$1,155,774	$1,160,038
Stockholders' equity	3,681,810	3,044,389
Total capital	$4,837,584	$4,204,427
Debt-to-capital	23.9%	27.6%

Senior notes, net, loans payable and other borrowings	$1,155,774	$1,160,038
Less: cash and cash equivalents	(299,387)	(618,335)
Net debt	$856,387	$541,703
Stockholders’ equity	3,681,810	3,044,389
Total net capital	$4,538,197	$3,586,092
Net debt-to-capital	18.9%	15.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net earnings	$729,827	$499,984
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	17,545	19,892
Stock-based compensation	16,897	14,435
Loss on early extinguishment of debt	—	18,188
Equity in earnings from unconsolidated entities	(3,703)	(2,878)
Distribution of earnings from unconsolidated entities	3,785	3,324
Other	11,154	(3,085)
Changes in assets and liabilities:
Increase in real estate	(990,106)	(810,731)
Decrease/(increase) in deposits on real estate under option or contract	176	(18,453)
Increase in other receivables, prepaids and other assets	(89,177)	(51,611)
Increase in accounts payable and accrued liabilities	118,636	67,301
Increase in home sale deposits	15,157	14,928
Net cash used in operating activities	(169,809)	(248,706)
Cash flows from investing activities:
Investments in unconsolidated entities	(5,674)	(1)
Distributions of capital from unconsolidated entities	—	—
Purchases of property and equipment	(19,537)	(17,910)
Proceeds from sales of property and equipment	328	404
Maturities/sales of investments and securities	1,032	2,795
Payments to purchase investments and securities	(1,032)	(2,795)
Net cash used in investing activities	(24,883)	(17,507)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(14,953)	(6,308)
Repayment of senior notes	—	(317,690)
Proceeds from issuance of senior notes	—	450,000
Payment of debt issuance costs	—	(6,102)
Repurchase of shares	(109,303)	(37,017)
Net cash (used in)/provided by financing activities	(124,256)	82,883
Net decrease in cash and cash equivalents	(318,948)	(183,330)
Beginning cash and cash equivalents	618,335	745,621
Ending cash and cash equivalents	$299,387	$562,291

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2022		2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	599	$254,530	532	$193,847
California	321	236,872	295	177,623
Colorado	166	98,625	144	80,149
West Region	1,086	590,027	971	451,619
Texas	1,218	499,713	1,012	383,206
Central Region	1,218	499,713	1,012	383,206
Florida	426	166,138	386	139,642
Georgia	117	53,108	139	52,004
North Carolina	340	148,111	371	145,268
South Carolina	147	48,777	92	31,686
Tennessee	153	63,158	141	48,010
East Region	1,183	479,292	1,129	416,610
Total	3,487	$1,569,032	3,112	$1,251,435
Homes Ordered:
Arizona	232	$97,462	550	$233,828
California	187	122,994	319	213,859
Colorado	37	20,642	207	123,242
West Region	456	241,098	1,076	570,929
Texas	635	253,321	1,070	427,689
Central Region	635	253,321	1,070	427,689
Florida	531	214,004	534	192,479
Georgia	175	71,731	176	74,766
North Carolina	251	98,147	347	140,135
South Carolina	137	42,728	100	31,535
Tennessee	125	53,285	138	51,418
East Region	1,219	479,895	1,295	490,333
Total	2,310	$974,314	3,441	$1,488,951

	Nine Months Ended September 30,
	2022		2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,599	$687,527	1,423	$497,105
California	852	597,913	890	547,754
Colorado	424	254,089	464	239,399
West Region	2,875	1,539,529	2,777	1,284,258
Texas	3,139	1,269,868	3,129	1,105,429
Central Region	3,139	1,269,868	3,129	1,105,429
Florida	1,301	503,820	1,246	440,847
Georgia	423	190,769	456	169,620
North Carolina	996	415,975	1,000	372,119
South Carolina	400	132,855	258	87,741
Tennessee	432	170,619	409	136,046
East Region	3,552	1,414,038	3,369	1,206,373
Total	9,566	$4,223,435	9,275	$3,596,060

Homes Ordered:
Arizona	1,342	$594,631	1,776	$713,067
California	888	642,938	949	604,478
Colorado	406	249,105	557	317,155
West Region	2,636	1,486,674	3,282	1,634,700
Texas	3,027	1,293,282	3,286	1,248,032
Central Region	3,027	1,293,282	3,286	1,248,032
Florida	1,788	724,209	1,481	547,706
Georgia	620	280,010	533	213,632
North Carolina	1,015	439,618	1,156	450,854
South Carolina	435	146,100	264	90,532
Tennessee	430	182,001	439	152,297
East Region	4,288	1,771,938	3,873	1,455,021
Total	9,951	$4,551,894	10,441	$4,337,753

Order Backlog:
Arizona	888	$397,695	1,346	$560,090
California	429	314,622	503	331,454
Colorado	310	192,763	301	182,536
West Region	1,627	905,080	2,150	1,074,080
Texas	1,766	790,227	1,787	715,226
Central Region	1,766	790,227	1,787	715,226
Florida	1,355	571,001	785	321,831
Georgia	400	180,059	233	101,996
North Carolina	584	247,405	610	242,192
South Carolina	168	57,664	126	44,028
Tennessee	164	75,323	147	56,052
East Region	2,671	1,131,452	1,901	766,099
Total	6,064	$2,826,759	5,838	$2,555,405

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended September 30,
	2022		2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	52	54.0	38	38.0
California	32	32.0	18	19.0
Colorado	18	18.5	16	16.5
West Region	102	104.5	72	73.5
Texas	74	77.0	68	66.0
Central Region	74	77.0	68	66.0
Florida	30	35.5	38	36.0
Georgia	18	16.0	12	11.0
North Carolina	27	29.5	26	26.0
South Carolina	12	14.5	11	9.0
Tennessee	12	12.0	9	9.5
East Region	99	107.5	96	91.5
Total	275	289.0	236	231.0

	Nine Months Ended September 30,
	2022		2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	52	46.8	38	35.5
California	32	27.3	18	18.3
Colorado	18	18.0	16	14.0
West Region	102	92.1	72	67.8
Texas	74	75.6	68	63.6
Central Region	74	75.6	68	63.6
Florida	30	38.4	38	33.3
Georgia	18	15.5	12	10.3
North Carolina	27	28.6	26	24.3
South Carolina	12	14.0	11	7.5
Tennessee	12	12.5	9	8.5
East Region	99	109.0	96	83.9
Total	275	276.7	236	215.3

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2021. The Company offers a variety of entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.
Meritage Homes has delivered over 160,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding and a nine-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding, and the recipient of the EPA Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; expectations about our future results; and projected fourth quarter 2022 home closings, home closing revenue, home closing gross margin, effective tax rate and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates, the availability and pricing of residential mortgages and the potential benefits of rate locks; inflation in the cost of materials used to develop communities and construct homes; supply chain and labor constraints; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2021 and our Form 10-Q for the quarter ended June 30, 2022 under the caption "Risk Factors," which can be found on our website at
https://investors.meritagehomes.com.